DANA INVESTMENT ADVISORS, INC.

CODE OF ETHICS

I. INTRODUCTION

It is the policy of Dana Investment Advisors, Inc. (“Dana”) to adhere to the highest ethical standards with respect to its client relationships. Dana believes it important that all who work at Dana understand that its role as an investment manager involves important responsibilities and carries with it certain burdens not typically assumed by other service providers. With respect to the operation of its business, Dana expects all of its employees to adhere to the highest ethical standards. Set forth below in this Code of Ethics (“Code”) are certain minimum duties and restrictions on each employee’s activities.

II. CONFIDENTIALITY POLICY

The information which clients convey to Dana must be held in the strictest confidence.

Without the express permission of the respective client, no employee, officer or director of

Dana shall disclose to any unauthorized person any client information. Client names,

investment objectives, the amount of assets under management and other client-specific information shall not generally be disclosed to anyone but another employee of Dana.

Additionally, specific management techniques and strategies used by Dana in managing client accounts are considered proprietary information and, unless otherwise authorized by the CEO of Dana, shall in all events be kept confidential. Violation of these confidentiality rules constitutes a breach of the professional ethical standards imposed by Dana and may lead to disciplinary proceedings.

As a condition to employment with Dana, each employee will be required to read and acknowledge Dana’s Confidentiality Policy as well as the Corporate Privacy Policy and

Practices Statement (See Exhibit A).

III. PERSONAL SECURITIES TRANSACTIONS

A. Requirements. Each officer, director and employee of Dana is prohibited, in connection with the purchase or sale of a security:

1. To employ any device, scheme or artifice to defraud Dana or any of its clients;

2. To make any untrue statement of a material fact or omit to state to Dana or any of its clients a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3. To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon Dana or any of its clients; or

4. To engage in any manipulative practice with respect to Dana or any of its clients.

B. Definitions.

1. “Access Person” includes (a) each director or officer of Dana; (b) each employee of

Dana who in connection with his or her regular duties obtains information about the purchase or sale of a security by Dana or a client of Dana or whose functions are related to the making of such recommendations; (c) any natural person in a control relationship to Dana who obtains information concerning recommendations made by

Dana with regard to the purchase or sale of a security.

2. Generally, you should consider yourself the “beneficial owner” of securities held by your spouse, your minor children, a relative who shares your home, or other persons if by reason of any contract, understanding, relationship, agreement or other arrangement, you obtain from such securities benefits substantially equivalent to those of ownership. You should also consider yourself the beneficial owner of securities if you can vest or re-vest title in yourself, now or in the future.

3. A security is considered “restricted” if it has been identified by either the CEO or

Chief Compliance Officer (“CCO”) as having been placed in either one or more of

Dana’s investment strategies. For purposes of this section, non-reportable securities placed in one or more of Dana’s investment strategies shall not be deemed restricted.

In addition, Exchange Traded Funds (ETF’s or iShares) that are placed in either one or more of Dana’s investment strategies shall not be deemed restricted, but rather shall be treated as a “held or to be acquired” security.

4. A security is considered “held or to be acquired” if within the most recent prior business day in which trading occurs it (a) has been either purchased or sold by Dana for one of Dana’s client accounts, to include sub-advised accounts or (b) is being or has been considered by Dana for purchase or sale. A purchase or sale of a security held or to be acquired includes the writing of an option to purchase or sell on such security.

5. A security is considered “non-restricted” so long as it is neither identified as a restricted security nor as a security that is held or to be acquired.

6. A “reportable security” includes only securities which Dana would be permitted to acquire under its clients’ investment objectives and policies, to include but is not limited to: all publicly traded equities, preferred stocks, corporate and convertible bonds, municipal bonds, warrants, options and other similar investments. A reportable security does not include: securities issued by the U.S. Government and Government

Agencies, bankers’ acceptances, bank certificates of deposit, shares of registered openend investment companies (excluding ETF’s), common trusts or commingled funds which provide either an NAV or unit value at the end of each business trading day,

commercial paper and other high quality short term debt instruments that when purchased will mature in less than 366 days, or any security in which transactions are effected pursuant to an automatic investment plan/program. However, with respect to automatic investment programs, any transactions that override the preset investment allocation or formula shall be considered a reportable security under this section.

C. Policy of Dana. It is the policy of Dana Investment Advisors, Inc. to prohibit personal securities transactions by Access Persons in all restricted securities. All personal securities transactions in held or to be acquired securities must first be submitted to either the Chief Compliance Officer or the CEO for pre-clearance. Personal security transactions by Access persons in non-restricted securities do not require pre-clearance.

D. Procedures.

1. Restricted Securities List.

Generally, personal securities transactions in restricted securities are prohibited. A complete list containing all currently restricted securities will be posted on Dana’s internal intranet site, which is available to all Access Persons. Such list will be continually updated and should be reviewed prior to initiating a personal securities transaction in a reportable security.

2. Held or to be Acquired List.

A complete list containing all securities currently being held or to be acquired will be posted on Dana’s internal intranet site, which is available to all Access Persons. Such list will be continually updated and should be reviewed prior to initiating or pre-clearing a personal securities transaction in a reportable security.

3. Pre-Clearance of Trades.

All personal securities transactions in held or to be acquired securities must first be submitted to either the Chief Compliance Officer or the CEO for pre-clearance. The

CCO or CEO will then communicate to the Access Person whether or not such transaction(s) will be permitted. Authorization for all pre-cleared transactions shall only be effective for trades executed the day the authorization is granted. All nonexecuted transactions must be resubmitted for pre-clearance each trading day until execution is completed.

4. Reporting Transactions.

In order to provide Dana with information to enable it to determine with reasonable assurance whether the requirements set forth above are being observed by its Access

Persons, each Access Person of Dana shall submit Personal Securities Transactions reports in the form attached hereto as Exhibit B to the Chief Compliance Officer or his or her designee, showing all transactions in “reportable securities” in which the person has, or by reason of such transaction acquires any direct or indirect beneficial ownership. Such reports shall be filed no later than 30 business days after the end of each calendar quarter, but need not show transactions over which such person had no direct or indirect influence or control. Dana’s Chief Compliance Officer or his or her designee shall review such reports at least quarterly. In addition to regularly filing quarterly transaction reports, each Access Person shall also file annually a complete holdings list (i.e. copy of December 31st year end account statements) within 45 days of a calendar year end. For Access Persons hired during the calendar year, an initial holdings report dated as of the most recent prior calendar quarter end shall be submitted to the CCO within the first 30 calendar days of employment.

5. Notification to Access Persons.

Dana’s Chief Compliance Officer shall periodically notify each Access Person of their responsibilities contained within this Code of Ethics, and shall further provide to each

Access Person a copy of this Code of Ethics for review at least annually. Each Access

Person shall annually sign a written acknowledgment (see Exhibit C) demonstrating receipt, understanding and compliance with Dana’s Code of Ethics.

6. Dana’s Chief Compliance Officer shall report to the Board of Directors.

a) At the next Board of Directors meeting following the review of any report on

Exhibit B with respect to each reported transaction, within the most recent business day in which trading occurs, in a security which is either considered (i) held or acquired by Dana or one of its clients or (ii) considered by Dana for purchase or sale, unless (in either case) the amount involved in the transaction was less than

$5,000.

b) With respect to any transaction not required to be reported to the Board by the operation of subparagraph (a) that the Chief Compliance Officer believes nonetheless may evidence a violation of this Code; and

c) Apparent violations of the reporting requirements stated herein.

7. The Board shall consider reports made to it hereunder and shall determine whether the policy established in paragraph III.C has been violated, and what sanctions, if any,

should be imposed. The Board shall review the operation of this policy at least once a year.

If the Board determines that an Access Person has committed a violation of the Code,

the Board may impose, or it may authorize the CCO to impose, sanctions and take other actions as it deems appropriate, including a letter of caution or warning,

suspension of personal trading privileges, suspension or termination of employment,

fine, civil referral to the SEC and, in certain cases, criminal referral. The Board may also require the offending Access Person to reverse the trades in question, forfeit any profit or absorb any loss derived there from and such forfeiture shall be disposed of in a manner that shall be determined by the board in its sole discretion. Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

8. Exceptions to the Code will rarely, if ever, be granted. However, the CCO may grant an occasional exception on a case-by-case basis when the proposed conduct involves negligible opportunities for abuse. All exceptions shall be solicited and issued in writing. No reports shall be required under this Code for (i) transactions effected pursuant to an automatic investment plan and (ii) securities held in accounts over which the Access Person has no direct control, to include investment club transactions provided the Access Person does not determine the purchase and/or sale execution criteria for the club and does not take part in initiating club related securities transactions.

9. This Code, a copy of each report by an Access Person, any written report hereunder by the Chief Compliance Officer and lists of all persons required to make reports shall be preserved with Dana’s records for the period required by Rule 204-2 et al. of the

Investment Advisers Act of 1940.

IV. INSIDER TRADING POLICIES

This Code of Ethics is based on the principle that all Access Persons of Dana Investment

Advisors, Inc. have a fiduciary duty to place the interest of clients ahead of their own and

Dana’s. Access Persons must avoid activities, interests and relationships that might interfere with making decisions in the best interests of Dana clients. Each Employee is obligated to comply with Dana’s Insider Trading Policies and to generally refrain from trading in any securities on the basis of inside information. A violation of Dana’s Insider Trading

Compliance Policies will subject the employee to immediate discipline.

A. Insider Trading Defined. Essentially, insider trading consists of the use of material,

nonpublic information in purchasing or selling a particular security (trading based on nonpublic information which, if public, could affect the price of the security traded).*

*This definition of insider trading is not to be relied upon as a legal definition. Courts and regulatory authorities construing insider trading may apply a different standard.

B. Fiduciary Duty.

As fiduciaries, all Access Persons must at all times:

1. Place the interests of advisory clients first. All Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of Dana’s advisory clients. Access Persons may not induce or cause an advisory client to take action, or not to take action, for personal benefit, rather than for the benefit of the advisory client. For example, a supervisor or employee would violate the policy by causing an advisory client to purchase a security he or she owned for the purpose of increasing the price of that security.

2. Avoid taking inappropriate advantage of their position. The receipt of investment opportunities, perquisites or gifts from persons seeking business with Dana or its advisory clients, could call into question the exercise of the independent judgment of an Access Person. Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions.

3. Conduct all personal securities transactions in full compliance with this Code including both pre-clearance and reporting requirements. Doubtful situations always should be resolved in favor of Dana’s clients. Technical compliance with the Code’s provisions shall not automatically insulate from scrutiny any securities transactions or actions that indicate a violation of Dana’s fiduciary duties.

C. Procedures to be Followed.

1. Chief Compliance Officer. The Chief Compliance Officer, or other individual appointed by the CEO, shall be responsible for reviewing employee trading and maintaining and enforcing the insider trading compliance policies (the “Compliance

Policies”) set forth in this document.

2. Monitoring of Employee Transactions.

a) No-Trade Order. Dana has the right at any time to name a security with respect to which no trading will be allowed. If Dana issues a no-trade order, the existence of such order and the security(ies) subject to such order are to be kept strictly confidential.

b) Reports to Dana. In accordance with Dana’s existing “personal trading policy,” all transactions should be submitted to the Chief Compliance Officer within thirty

(30) days after the end of each quarter. The Chief Compliance Officer will review such information.

3. Acknowledgement. Annually, each employee will be required to sign an acknowledgment that he or she (1) has read and agrees to abide by these Compliance

Policies, (2) will refrain from trading on the basis of material nonpublic information and (3) will hold Dana harmless from the consequences of any breach of these representations and warranties.

The annual execution of the Acknowledgment is a condition to continued

employment. Failure to execute the Acknowledgment will subject the employee to dismissal.

4. Discipline and Enforcement. A violation of any of these Compliance Policies including the representations and warranties in the Acknowledgment will subject the

Employee to immediate discipline. Depending on the severity of the violation,

discipline may include, but shall not be limited to, an oral warning, a written warning,

suspension, dismissal and reporting the violations to the proper regulatory authorities.

V. OTHER DUTIES

A. Confidentiality. Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of advisory clients except to the person whose responsibilities require knowledge of the information.

B. Gifts. The following provisions on gifts apply to Access Persons:

1. Accepting Gifts. On occasion, because of their position with the Dana, Access

Persons may be offered, or may receive without notice, gifts from clients, brokers,

vendors or other persons. Acceptance of extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect Dana’s reputation and integrity. Gifts of nominal value (i.e., a gift whose reasonable value,

alone or in the aggregate, is not more than $100 in any twelve month period),

customary business meals, entertainment (e.g., sporting events), and promotional items

(i.e., pens, mugs, T-shirts) may be accepted. All gifts received by an Access Person that might violate this Code must be promptly reported to the CCO.

2. Solicitation of Gifts. Access Persons are prohibited from soliciting gifts of any size under any circumstances.

C. Opportunities. Access Persons may not take personal advantage of any opportunity properly belonging to any advisory client or to Dana. This includes, but is not limited to,

acquiring Reportable Securities for one’s own account that would otherwise be acquired for an advisory client.

D. Undue Influence. Access Persons shall not cause or attempt to cause any advisory client to purchase, sell or hold any security in a manner calculated to create any personal benefit to such Access Person. If an Access Person stands to materially benefit from an investment decision for an advisory client that the Access Person is recommending or participating in, the Access Person must disclose to those persons with authority to make investment decisions for the advisory client the full nature of the beneficial interest that the Access Person has in that security, any derivative security of that security or the security issuer, where the decision could create a material benefit to the Access Person or the appearance of impropriety. The person to whom the Access Person reports the interest, in consultation with the CCO, must determine whether or not the Access Person will be restricted in making investment decisions in respect of the subject security.

DANA INVESTMENT ADVISORS, INC.

Mark R. Mirsberger, Chief Executive Officer

J. Joseph Veranth, Chief Investment Officer

Michael C. Stewart, Chief Compliance Officer

Updated January 1, 2009

EXHIBIT A

DANA INVESTMENT ADVISORS, INC.

CORPORATE PRIVACY POLICY AND PRACTICES STATEMENT

Federal legislation requires all investment advisors registered with the SEC to provide a privacy notice to all of their clients.

This notice will describe our practices and policies concerning our handling of your personal information.

Protecting and Safeguarding Your Nonpublic Personal Information

Our relationship with our clients is of utmost importance to us. As you have entrusted us with your private financial information, we will always act accordingly to maintain that trust. Our employees are trained so that your personal information is held in strict confidence and safeguarded. Physical, procedural, and electronic safeguards are in place and well established.

Nonpublic Personal Information We Collect to Serve You

The nonpublic personal information we use is collected to enable us to open and administer your account,

process your transactions, and help us to provide you with quality service. The information we collect may include name, address, phone number, email address, birth date, social security number (or tax ID number) and information about your income, net worth, risk tolerance and investment experience. Personal information is collected to meet our regulatory obligations. This information is neither sold nor otherwise disseminated to disinterested outside parties.

Nonpublic Personal Information is Held in Strict Confidence

Personal information is not disclosed to any third parties unless it is necessary for processing investment transactions or for the servicing of one or more of your investment accounts. We will always act in good faith and disclose only that information which is required or permitted under law. If, at any time, it is necessary to disclose any of your nonpublic personal information in a manner that is not consistent with this policy, you will be notified in advance in order to have the opportunity to opt out of such disclosure. If, at any time, you decide to close your account(s) or become an inactive client, we will continue to adhere to our ongoing privacy policies and practices as described in this notice and as amended by any future notices.

Public Personal Information is Used in a Limited Capacity

Certain public personal information identifying the name of a client and the corresponding industry group or

State location is occasionally used in one-on-one direct presentations to new clients. This information helps us to demonstrate our knowledge of a new client’s potential investment management needs through past experience with similarly situated clients. Rarely is any other public personal information disclosed beyond this limited capacity. You will always have the right to opt out of such a limited disclosure by informing us in writing of your intentions.

We reserve the right to change this Privacy Policy at anytime, without notice and will notify clients of any modifications on an annual basis.

EXHIBIT B

QUARTERLY PERSONAL SECURITIES TRANSACTIONS REPORT

NAME:

TIME FRAME: [insert applicable time frame]

Please list any personal security transactions which were executed by you or in which you were the beneficial owner (i.e. transactions your spouse made) during the above stated time frame. Please include the following information:

DATE SECURITY

NAME

TICKER (Use

CUSIP for

Bonds/Prfrds)

SHARES

BUY/SELL

OR

EXCHANGE

PRICE BROKER/DEALER

/ BANK

All transactions in “reportable securities” should be listed above or on a separate sheet. Even if no reportable transactions were executed during this time frame, please write N/A in the security name section and sign at the bottom of this form.

By executing this form you are attesting that you have included all security transactions from all accounts in which you were either the direct or beneficial owner. Please sign at the bottom and return to Dana’s Chief Compliance

Officer or his or her designee by [insert applicable date].

SIGNATURE: DATE:

EXHIBIT C

ANNUAL CERTIFICATION OF RECEIPT AND COMPLIANCE WITH

DANA INVESTMENT ADVISORS, INC.

CODE OF ETHICS

I hereby acknowledge that:

1. I have received a copy of the Dana Investment Advisors, Inc. Code of Ethics dated January 1,

2009.

2. I understand it is my responsibility to read the policies and guidelines contained in the Code of Ethics and to fully understand and comply with the stated requirements.

3. I understand that adhering to the policies described in the Code are employment requirements,

and that failure to comply with such policies and procedures may be grounds for disciplinary actions and may include termination of employment.

I certify that during the year ended December 31, 2008:

1. I have fully disclosed all securities holdings in which I have, or a member of my immediate household has, a beneficial interest.

2. I have obtained pre-clearance for all securities transactions in which I have, or an immediate member of my family has, a beneficial interest except for transactions exempt from preclearance or for which I have received an exception in writing from the CCO.

3. I have reported all securities transactions in which I have, or any member of my immediate family (spouse, children, parents, relatives) living in my home has, a beneficial interest.

4. I have complied with the Code of Ethics in all other respects.

Signature

Printed Name

Date